UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INTERNAP NETWORK SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	91-2145721
(State of incorporation or organization)	(IRS Employer Identification No.)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Stock	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Internap Network Services Corporation, a Delaware corporation (the “Company”), to amend and restate in its entirety the description of the Company’s capital stock previously set forth in a Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on April 13, 2007.

On December 31, 2009, the Company entered into an Amendment (the “Amendment”) to its Preferred Stock Rights Agreement between the Company and American Stock Transfer and Trust Company, as rights agent, dated as of April 11, 2007 (the “Rights Agreement”). The Amendment provided that the Rights (as defined in the Rights Agreement) expired at the close of business on December 31, 2009. The Amendment had the effect of terminating the Rights Agreement effective December 31, 2009.

Item 1.  Description of Registrant’s Securities to be Registered.

General

The Company’s authorized capital stock consists of:

•	120,000,000 shares of common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.001 per share.

The following description is subject to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference, and to the provisions of applicable Delaware law.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Holders of the Company’s common stock are entitled to dividends if and when declared by the Board of Directors. In the event of a liquidation, dissolution or winding up, holders of common stock are entitled to share ratably with all other shares of capital stock entitled to participate in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other such rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The preferred stock may be issued from time to time in one or more series. The Company does not currently have a designated series of Preferred Stock.

Additional Certificate of Incorporation and Bylaw Provisions

General

Certain provisions in the Company’s Certificate and Bylaws, as well as the Delaware General Corporation Law (the “DGCL”) may hinder or delay an attempted takeover without prior approval of the Company’s Board of Directors. These provisions could discourage attempts to acquire the Company or remove incumbent management even if some or a majority of stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Board of Directors

The Company’s Bylaws provide that the stockholders or Board of Directors may fix the number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than five and no more than nine directors. The Certificate provides for a classified board consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors.

Filling of Board Vacancies; Removal

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of directors then in office even though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to the Company. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by holders of a majority of voting power entitled to vote at an election of directors.

Stockholder Action

No action may be taken by the stockholders except at an annual or special meeting of stockholders. No action may be taken by the stockholders by written consent.

Call of Special Meetings

The Bylaws provide that special meetings of the stockholders may be called by the Chairman, Chief Executive Officer/President or any director.

Delaware “Business Combination” Statute

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of the Company’s outstanding voting stock, otherwise known as an “interested stockholder;” (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of the Company’s assets. However, the above provisions of Section 203 do not apply if (a) the Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of that transaction; (b) after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding shares owned by officers and directors; or (c) on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder.” This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire the Company.

Amendments to the Certificate and Bylaws

Upon the affirmative vote of the holders of at least 50% of the voting power of all then-outstanding shares of the Company’s voting stock entitled to vote thereon, the Company may amend, alter, change or repeal any provision of the Certificate, except in certain circumstances regarding amendments to articles relating to the Board of Directors (including classified Board structure, removal of directors, vacancies), Bylaw amendments, the prohibition on action taken by written consent of the stockholders, director liability and Certificate amendments. In the above circumstances, the Certificate requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class.

The Bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the Company’s then-outstanding shares of voting stock entitled to vote. The Board of Directors also has the power to adopt, amend or repeal the Bylaws.

Transfer Agent and Registrar

The transfer agent and registrar with respect to the common stock is American Stock Transfer & Trust Company.

Listing

The Company’s common stock has been accepted for listing on the The NASDAQ Stock Market under the symbol “INAP.”

Item 2.	Exhibits

The documents listed below are filed as exhibits to this Registration Statement:

4.1
Copy of Specimen Certificate for shares of common stock. Previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed October 1, 2008, and incorporated herein by reference.

4.2	Restated Certificate of Incorporation. Previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed March 2, 2010, and incorporated herein by reference.

4.3
Certificate of Amendment of Restated Certificate of Incorporation. Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed June 21, 2010, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION
Date: July 29, 2011

By: /s/ J. Eric Cooney
J. Eric Cooney, Chief Executive Officer

EXHIBIT INDEX

4.1
Copy of Specimen Certificate for shares of common stock. Previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8, filed October 1, 2008, and incorporated herein by reference.

4.2	Restated Certificate of Incorporation. Previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed March 2, 2010, and incorporated herein by reference.

4.3
Certificate of Amendment of Restated Certificate of Incorporation. Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed June 21, 2010, and incorporated herein by reference.